EXHIBIT 10.14

*  Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

EXCLUSIVE LICENSE AGREEMENT WITH KNOW-HOW

Agreement No: A13169

TABLE OF CONTENTS

Appendix A – Patent Rights and Know-How Appendix B - Development Plan Appendix C Development Report Appendix D - UFRF Royalty Report Appendix E - Milestones

This Agreement is effective as of July 28, 2015 (the “Effective Date”) between the University of Florida Research Foundation, Incorporated (hereinafter called “UFRF”), a nonstock, nonprofit Florida corporation, and Audentes Therapeutics, Inc. (hereinafter called “Licensee”), a Delaware corporation having a principal address at 101 Montgomery Street, Suite 2650, San Francisco, CA 94104.

WHEREAS, Licensee is engaged in business relating to the development and commercialization of products that can use or incorporate UFRF’s intellectual property rights and has the capability of developing commercial applications of the intellectual property; and

WHEREAS, UFRF owns inventions that are described below; UFRF is willing to grant a license to Licensee under the Patent Rights (defined in Section 1.12) and Know-How (as defined in Section 1.5); and Licensee desires a license under them.

THEREFORE, the parties agree as follows:

Section 1 Definitions

1.1 “Affiliate” means: (a) any entity which controls at least fifty percent (50%) of the equity or voting stock of the Licensee or (b) any entity fifty percent (50%) of whose equity or voting stock is owned or controlled by the Licensee or (c) any entity of which at least fifty percent (50%) of the equity or voting stock is owned or controlled by the same person or entity owning or controlling at least fifty percent (50%) of Licensee.

1.2 “Development Plan” means the written report summarizing the development activities that are to be undertaken by the Licensee to bring Licensed Products to the market that is attached as Appendix B.

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1.3 “Development Report” means a written account of Licensee’s progress under the Development Plan that includes at least the information specified on Appendix C.

1.4 “Investigator” means Dr. Barry Byrne, while employed by the University of Florida.

1.5 “Know-How” means unpatented technology/information/materials, described in Exhibit A, to the extent wholly owned and wholly controlled by UFRF.

1.6 “Licensed Field” means the treatment of Pompe disease.

1.7 “Licensed Product” means any product or part thereof, on a country-by-country basis, that (a) is covered in whole or in part by a Valid Claim of the Patent Rights, in any country in which such product is made, used, exported, imported or sold or (b) is manufactured by using a process which is covered in whole or in part by a Valid Claim of Patent Rights, in any country in which any such process is used or in which any such product is used, imported or sold, or (c) incorporates, utilizes, or was developed or manufactured utilizing Know-How or using a process developed using Know-How. For the avoidance of doubt, “covered” includes any product or part thereof, the making, using (including therapeutic use), selling, exporting, or importing of which, absent the license granted herein, would infringe a Valid Claim of the Patent Rights.

1.8 “Licensed Territory” means worldwide.

1.9 “Net Sales” means the total dollar amount invoiced on sales of Licensed Product by Licensee or by any Sublicensee, less promotional discounts allowed in amounts customary in the trade, sales taxes and the following deductions:

(i) trade and quantity discounts off the invoice price, to the extent actually incurred or allowed;

(ii) amounts actually credited or allowed for rejections or returns of Licensed Product;

(iii) all rebates, chargebacks, retroactive price reductions and other sales allowances that are actually allowed or granted, including rebates, reductions and allowances mandated by government;

(iv) early payment cash discounts, amounts written off by reason of uncollectible debt (not to exceed [*]% of Gross Sales, custom duties; and

(v) insurance, customs charges, freight, postage, shipping, handling, and other transportation costs to the extent actually incurred by Licensee or its Sublicensee, as applicable, in shipping Licensed Product to a third party.

In the case of any sale or other disposal of a Licensed Product between or among Licensee and its Affiliates or Sublicensees for resale, Net Sales shall be calculated as above only on the value charged or invoiced on the first arm’s-length sale thereafter to an unrelated third party. Any consideration received in exchange for the transfer of Licensed Products for use in clinical trials, sampling or promotional use, or compassionate use, in each case at or below cost, shall not be included in Net Sales.

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1.10 “Orphan Designation” means a special status granted, under the Orphan Drug Act, to a drug or biological product to treat a rare disease or condition,

1.11 “Patent Challenge” means a formal, written challenge, brought in any judicial or administrative governmental forum having jurisdiction over the subject matter, to the validity, patentability, and/or enforceability of any claim or claims of the Patent Rights.

1.12 “Patent Rights” means:

(a) the patent(s)/patent application(s) identified on Appendix A;

(b) all United States and foreign patent applications claiming priority to any of the patent(s) and patent application(s) identified in Appendix A; and

(c) all patents issuing from the patent applications identified in Subsections 1.12(a) and 1.12(b), including, letters patent, patents of addition, divisionals, continuations of any such patent application to the extent the claims are directed to subject matter specifically described and fully supported in the patent application(s) identified on Appendix A, and all reissues, re-examinations, extensions, restorations, and supplementary protection certificates.

1.13 “Sublicense” means the agreement to grant to, or the agreement not to assert against, a third party any of the rights granted to Licensee under Section 2.1. An agreement that is described in this definition is a Sublicense whether or not it is called a “sublicense” and whether or not it is included in a stand-alone document or is part of a broader collaboration, development, or joint venture agreement or arrangement, but shall not include any wholesaler or distributor agreement for the sale of Licensed Product (even if such wholesaler or distributor is granted a right or license to sell Licensed Product) or any contract manufacturing organization or other third party that manufactures Licensed Product on behalf of Licensee.

1.14 “Sublicensee” means any third party that is granted a Sublicense.

1.15 “Valid Claim” means (a) a claim of an issued patent included within the Patent Rights, in any country that (i) has not been disclaimed; (ii) has not been cancelled or superseded, or if cancelled or superseded, has been reinstated, or (iii) has not been revoked, held invalid, or otherwise declared unenforceable or not allowable by a tribunal or patent authority of competent jurisdiction over such claim in such country from which no further appeal has or may be taken; or (b) a pending claim in the Patent Rights until June 19, 2019.

1.16 “Vector Plasmid” means the physical materials described under the Vector Plasmid section in Appendix A, which describe a [*].

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Section 2 Grant

2.1 Patent Rights. In return for the royalties and other payments described in Section 4, UFRF hereby grants to Licensee a royalty-bearing, exclusive license:

(i)	to use the Vector Plasmid in the Licensed Field and Licensed Territory to make, have made, use, sell, have sold, import, and export Licensed Products; and

(ii)	under the Patent Rights in the Licensed Field and Licensed Territory to make, have made, use, sell, have sold, import, and export Licensed Products.

2.2 Know-How. In return for the royalties and other payments described in Section 4, UFRF hereby grants to Licensee a royalty-bearing, non-exclusive (except as pertains to the Vector Plasmid, where such license shall be exclusive) license under UFRF’s rights to the Know-How in the Licensed Field and Licensed Territory to make, have made, use, sell, have sold, import, and export Licensed Products.

2.3 Sublicense Rights.

(a) Licensee may grant written Sublicenses to third parties through multiple tiers only if Licensee is in compliance with the diligence obligations in Section 3. However, Licensee shall notify UFRF of the initiation of license negotiations with all potential Sublicensees. Any agreement granting a Sublicense shall state that the Sublicense is subject to the terms of this Agreement. Licensee has the same responsibility for the activities of any Sublicensee under any Sublicense as if the activities were directly those of Licensee. Licensee shall also include provisions in all Sublicenses consistent with Section 2.4.

(b) UFRF has right to receive copies of Sublicenses subject to the ability to redact confidential information of the Sublicensee that is not reasonably necessary for UFRF to confirm the compliance of the Sublicense with this Agreement (hereinafter “Redacted Sublicense”). Licensee shall provide UFRF with a final copy of each Redacted Sublicense within [*] after execution and will include in each Development Report submitted to UFRF hereunder and each royalty report submitted to UFRF under Section 6.4(c), as applicable, information concerning reports received by Licensee from its Sublicensees regarding development of Licensed Products and payments under the Sublicense agreements. Failure of Licensee to provide UFRF with copies of each Redacted Sublicense agreement within [*] after execution of the Sublicense agreement is a material breach of this Agreement.

2.4 Patent Challenge. If Licensee or any of its Affiliates brings a Patent Challenge against UFRF, or Licensee or any of its Affiliates actively assists another party in bringing a Patent Challenge against UFRF (except as required under a court order or subpoena), and UFRF does not terminate this Agreement pursuant to Section 9.4, then: (i) if the Patent Challenge is successful, Licensee may not thereby be entitled to recoup any consideration, including royalties, paid to UFRF during the period of challenge; and (ii) if the Patent Challenge is unsuccessful, Licensee shall reimburse UFRF for all reasonable legal fees and expenses incurred in its defense against the Patent Challenge.

2.5 Retained Rights. UFRF reserves to itself and the University of Florida, and their not-for-profit academic collaborators, the right under the Patent Rights and Know-How to make, have made, develop, import and use Licensed Products solely for their internal not-for-profit research, clinical care (including, but not limited to patient care at Shands Teaching Hospital and

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University of Florida patient care facilities), and educational purposes and for all applicable governmental requirements and guidelines governing the transfer of materials, provided that the reservation of rights does not permit the use of the Vector Plasmid in human clinical trials.

2.6 Un-Addressed Markets or Territories. UFRF would like licensees to address unmet needs, such as those of neglected patient populations or geographic areas, giving particular attention to improved therapeutics, diagnostics and agricultural technologies for the developing worlds. If Licensee is unable or unwilling to serve or develop a potential market or market territory for which there is a company willing to be a Sublicensee, Licensee will, at UFRF’s request, negotiate in good faith a Sublicense with any such Sublicensee.

Section 3 Diligence Obligations

3.1 Development. Licensee agrees and warrants that:

(a) it has or will obtain the expertise necessary to evaluate independently the inventions of the Patent Rights and Know-How;

(b) it will establish and actively and diligently pursue the Development Plan (Appendix B) to the end that inventions of the Patent Rights and Know-How will be utilized to provide Licensed Products for sale in the retail market within the Licensed Field;

(c) it will use commercially reasonable efforts to market and commercialize at least one Licensed Product for which regulatory approval has been obtained;

(d) until the date of first commercial sale of the first Licensed Product, it will supply UFRF with a written Development Report annually [*] after the end of each calendar year;

(e) Licensee and Sublicensee(s) shall apply patent markings that meet all requirements of United States law, 35 U.S.C. §287, with respect to all Licensed Products; and

(f) [*] before commencement of manufacturing of commercial production of the first Licensed Product, Licensee will include in the Development Report specifics of planned manufacturing or production.

3.2 First Commercial Sale; Milestones.

(a) Licensee agrees that the first commercial sale of Licensed Products to the retail customer shall occur on or before [*] or UFRF may terminate the Agreement pursuant to Section 9.3 unless such date is extended pursuant to Section 3.2(b). In addition, if Licensee fails to meet the milestones shown in Appendix E, UFRF may terminate the Agreement pursuant to Section 9.3 unless such date is extended pursuant to Section 3.2(b). Licensee shall notify UFRF in writing as each milestone is met.

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(b) If Licensee requests an extension of any milestones or due dates set forth in Section 3.2(a) (i.e., December 31, 2024) or in Appendix E, UFRF shall consider the requests in good faith. Licensee shall make extension requests in writing at least [*] prior to the required due dates, fully describing Licensee’s diligent efforts to achieve the milestone. Upon granting extension requests, UFRF and Licensee shall negotiate the terms of extensions in good faith. Without limiting the foregoing, in the event that Audentes, within [*] from the effective date reasonably believes that the dates referred to in Section 3.2(a) (i.e., [*] for first commercial sale and the dates set forth in Appendix E) shall be extended, Audentes shall provide to UFRF a reasonable justification for such extension, and UFRF shall not unreasonably reject any such request.

3.3 Clinical Trials. Licensee will notify UFRF prior to commencing any clinical trials at the University of Florida or its affiliated medical facilities. Licensee will provide funding to support [*], described in Exhibit A, which will be conducted at the University of Florida. Audentes will be the sponsor of the investigational new drug application (IND). Conduct of any clinical trial at the University will be subject to all University Policies then in effect.

Section 4 Payments

4.1 License Issue Fee. Licensee shall pay to UFRF a non-refundable license issue fee of [*] dollars ($[*]) within [*] of the Effective Date.

4.2 Annual License Maintenance Fee. Licensee shall pay an annual license maintenance fee of [*] dollars ($[*]) each year on the anniversary of the Effective Date of this Agreement. The annual license maintenance fee is payable until the first commercial sale of a Licensed Product, after which time minimum royalties instead of the annual license maintenance fee are due.

4.3 Left Intentionally Blank.

4.4 Royalty on Licensed Products. Licensee shall pay UFRF earned royalties calculated as a percentage of Net Sales during the Royalty Term. Earned royalties are earned as of the earlier of the date the Licensed Product is actually sold and paid for and the date an invoice is sent by Licensee or its Sublicensee(s). Licensee shall pay to UFRF royalties as follows during the Royalty Term:

(a) [*] percent ([*] %) for Net Sales of Licensed Products that are not included in Section 4.4(b).

(b) [*] percent ([*]%) for Net Sales of Licensed Products that are not covered by a Valid Claim, and respecting which there is no Orphan Designation exclusivity in the country of sale.

Within [*] after the end of each calendar quarter ending on March 31, June 30, September 30 or December 31, Licensee shall pay amounts owing to UFRF under this Section 4.4 in excess of the amount of minimum royalties paid pursuant to Section 4.5.

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For purposes of this Agreement, “Royalty Term” shall mean the period commencing on the Effective Date and ending, on a country-by-country basis, on the later of (a) the last to expire of the Valid Claims in the Patent Rights in each country and (b) [*] from the first commercial sale of a Licensed Product in each country in which the Licensed Product is sold.

4.5 Minimum Royalty.

(a) Beginning in the calendar year of first commercial sale of a Licensed Product, Licensee shall pay UFRF minimum royalty payments as follows.

Payment	Year
$[*]	[*]
$[*]	[*]
$[*]	[*]

(b) Notwithstanding the table in Section 4.5(a): (i) The first minimum royalty payment of $[*] is due on [*] or, if the target date for first commercial sale (i.e., [*]) is extended pursuant to Section 3.2(b) to a date later than [*], on [*] of the calendar year in which such extended date will occur; and (ii) the Licensee shall pay each subsequent minimum royalty payment in advance on an annual basis on or before [*] for each year after the first minimum royalty payment is due, during the term of this Agreement. Minimum royalties apply to earned royalties on a calendar year basis; Net Sales that are made during a prior or subsequent calendar year have no effect on the annual minimum royalty due to UFRF for other than the same calendar year in which the royalties were earned.

4.6 Milestone Payments.

Licensee shall pay UFRF milestone payments within [*] of the first achievement of each milestone for the first Two Indications as follows:

Milestone	Payment
[*]	$[*]
[*]	$[*]
[*]	$[*]
[*]	$[*]

“Two Indications” means the following indications for a Licensed Product: [*].

4.7 Sublicense Fees.

(a) With respect to Sublicenses granted by Licensee or by a Sublicensee under Section 2.3(a), Licensee shall pay to UFRF an amount equal to what Licensee would have been required to pay under Section 4.4 had Licensee sold the Licensed Products that are sold by a Sublicensee.

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(b) If Licensee receives any fees or payments in consideration for any rights granted under a Sublicense (e.g., upfront or milestone payments) that are not based directly on the amount or value of Licensed Products sold by the Sublicensee, then Licensee shall pay UFRF within [*] of receipt pursuant to Sublicenses entered into during the time periods indicated below:

[*]%	[*]
[*]%	[*]
[*]%	[*]
[*]%	[*]

(c) Licensee may not receive from Sublicensees anything of value in lieu of cash payments in consideration for any Sublicense under this Agreement without the express prior written permission of UFRF, which permission UFRF may not unreasonably withheld.

Section 5 Warranties and Disclaimers of UFRF.

5.1 UFRF represents that its employees have assigned or are obligated to assign to UFRF their entire right, title, and interest in the Patent Rights and Know-How and that it has authority to grant the rights and licenses set forth in this Agreement. However, nothing in this Agreement is:

(a) a warranty or representation by UFRF of the validity or scope of any right included in the Patent Rights;

(b) a warranty or representation that anything made, used, sold or otherwise disposed of under the license granted in this Agreement does not infringe patents or other rights of third parties;

(c) an obligation to bring or prosecute actions or suits against third parties for infringement of Patent Rights;

(d) an obligation to furnish know-how or services other than those specified in this Agreement; or

(e) a warranty or representation by UFRF that it will not grant licenses to others to make, use or sell products not covered by the claims of the Patent Rights which may be similar or compete with products made or sold by Licensee.

5.2 EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, UFRF MAKES NO REPRESENTATIONS AND EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND VALIDITY OF PATENT RIGHTS CLAIMS, ISSUED OR PENDING. UFRF ASSUMES NO RESPONSIBILITIES WHATSOEVER WITH RESPECT TO USE, SALE, OR OTHER DISPOSITION BY LICENSEE, ITS SUBLICENSEE(S), OR THEIR VENDEES OR OTHER

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TRANSFEREES OF PRODUCTS INCORPORATING OR MADE BY USE OF INVENTIONS LICENSED UNDER THIS AGREEMENT. NEITHER PARTY SHALL BE LIABLE FOR ANY CONSEQUENTIAL, INDIRECT OR SPECIAL DAMAGES ARISING OUT OF THIS AGREEMENT.

Section 6 Record Keeping; Accounting

6.1 Licensee and its Sublicensee(s) shall keep books and records sufficiently to verify the accuracy and completeness of Licensee’s and its Sublicensee(s)’s accounting, including without limitation, inventory, purchase and invoice records, manufacturing records, sales analysis, general ledgers, financial statements, and tax returns relating to the Licensed Products. Licensee and its Sublicensee(s) shall preserve these books and records for at least [*] after they are created or as required by federal law, both during and after the term of this Agreement.

6.2 Licensee shall take all steps necessary so that UFRF may, within [*] of its written request, but no more than [*], audit, review and copy such of Licensee’s or Sublicensee’s books and records at a single United States location as may be reasonably necessary to verify the accuracy of the royalty reports hereunder for any year ending not more than [*] prior to the date of such request and which have not previously been audited under this Section 6.2. The review may be performed by any attorneys or accountants designated by UFRF upon reasonable notice and during regular business hours. If a deficiency with regard to any payment is determined, Licensee and its Sublicensee(s) shall pay the deficiency along with applicable interest as described in Subsection 6.4(a) within [*] of receiving notice. If a payment deficiency for a calendar year exceeds [*] percent ([*]%) of amounts paid for that year, then Licensee or its Sublicensee(s) shall pay UFRF’s out-of-pocket expenses incurred with respect to the review.

6.3 At any time during the term of this agreement but no more than [*], UFRF may request in writing that Licensee verify the calculation of any past payments owed to UFRF through the means of a self-audit for any year ending not more than [*] prior to the date of such request and which have not previously been audited under Section 6.2 or this Section 6.3. Within [*] of the request, Licensee shall complete a self-audit of its books and records to verify the accuracy and completeness of the payments owed. Within [*] of the completion of the self-audit, Licensee shall submit to UFRF a report detailing the findings of the self-audit and the manner in which it was conducted in order to verify the accuracy and completeness of the payments owed. If Licensee has determined through its self-audit that there is any payment deficiency, Licensee shall pay UFRF the deficiency along with applicable interest under Subsection 6.4(a) with the submission of the self-audit report to UFRF.

6.4 Accounting for Payments.

(a) Any amounts which remain unpaid after the date they are due to UFRF under this Section 6, Section 7 or any other provision of this Agreement accrue interest from the due date at the rate of [*] percent ([*]%) per month. This interest provision is not a grant of permission for any payment delays. Licensee is responsible for repayment to UFRF of any attorney, collection agency, and other out-of-pocket expenses to collect overdue payments.

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(b) Except as otherwise directed, Licensee shall pay all amounts owing to UFRF under this Agreement in United States dollars at the following address:

University of Florida Research Foundation, Incorporated

228 Grinter Hall, PO Box 115500

Gainesville, Florida 32611-5500

Attention: Business Manager

Licensee shall convert all monies owing in currencies other than United States dollars at the rate shown in the Federal Reserve Noon Valuation—Value of Foreign Currencies on the day preceding the payment due date.

(c) On the date of each payment to UFRF, Licensee shall include on all accounting statements a written representation signed by an executive officer of Licensee that states that, to the best of such officer’s knowledge, the statements are true, accurate, and fairly represent all amounts payable to UFRF pursuant to this Agreement. Licensee shall provide accounting on a per-country and product line, model or trade name basis and shall summarize them on the form shown in Appendix D–UFRF Royalty Report.

(d) If no payment is owed to UFRF, Licensee shall supply an accounting demonstrating that fact to UFRF.

(e) Licensee shall be entitled to deduct from the royalty payments otherwise due to UFRF hereunder the amount of any withholding taxes, value-added taxes or other taxes, levies or charges which may be imposed on UFRF by any government or political subdivision with respect to such royalty payments that are required to be withheld by Licensee. Licensee shall pay to the appropriate governmental authority on behalf of UFRF such taxes, levies or charges that are withheld. Licensee shall use reasonable efforts to take such action as may be reasonably requested by UFRF, and at UFRF’s cost, to minimize any such taxes, levies or charges required to be withheld on behalf of UFRF by Licensee. Licensee promptly shall deliver to UFRF proof of payment of all such taxes, levies and other charges, together with copies of all communications from or with such governmental authority with respect directly related thereto. Licensee is responsible for all wire/bank fees associated with all payments due to UFRF pursuant to this Agreement.

Section 7 Patent Prosecution

7.1 UFRF shall file, prosecute, and maintain the Patent Rights using counsel of its choice, subject to customary consultation. UFRF shall provide Licensee with copies of all documents sent to and received from the United States Patent and Trademark Office and foreign patent offices relating to Patent Rights. Licensee shall keep those documents confidential subject to the terms of Section 17 .

7.2 Licensee shall pay UFRF [*] dollars ($[*]), within [*] of the Effective Date to reimburse expenses associated with preparation, filing, prosecution, issuance, maintenance, defense, and reporting of the Patent Rights prior to the Effective Date. (NOTE: the above referenced dollar amount in this Section 7.2 is subject to change, as UFRF may not have received all related patent prosecution expense invoices from the law firm at the time of license negotiation.)

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7.3 UFRF will solicit input from Licensee regarding (a) actions to be taken in connection with the Patent Rights, and (b) fees, annuities, costs and expenses to be incurred in connection therewith. UFRF will submit, or will cause to be submitted to Licensee all correspondence or other materials related to the preparation, filing, prosecution (including interferences and oppositions), issuance, maintenance and reporting of the Patent Rights for Licensee’s review and comment prior to any filing or other submission thereof, and UFRF will implement any reasonable comments provided by Licensee or Licensee’s counsel provided that such comments are not considered by UFRF to be detrimental to UFRF’s interests. If Licensee fails to provide comments regarding actions to be taken, submissions or payment of fees, annuities, or other costs or expenses within [*] of the date of UFRF’s submission thereof to Licensee then UFRF will assume Licensee has no comments. Licensee shall pay all costs and expenses incurred by UFRF related to the preparation, filing, prosecution (including interferences and oppositions), issuance, maintenance and reporting of the Patent Rights that were not reimbursed pursuant to Section 7.2 within [*] of receipt of an invoice from UFRF. Licensee shall keep UFRF fully apprised of the “small entity” status of Licensee and all Sublicensees with respect to United States and applicable foreign patent laws. Licensee shall inform UFRF of any changes in writing of the small entity status within [*] of any change.

7.4 Licensee may elect upon [*] prior written notice to decline to reimburse UFRF for patent expenses for any Patent Right in any particular country or jurisdiction. In that case, the license granted to Licensee by this Agreement with respect to that Patent Right terminates after the [*] in that country or jurisdiction. Notwithstanding anything to the contrary in this Agreement, Licensee shall file and maintain the Patent Rights in the following countries: United States, Europe, Canada, Australia, and Japan.

Section 8 Infringement and Invalidity

8.1 Licensee shall inform UFRF, and similarly UFRF shall inform Licensee, promptly in writing of any alleged infringement of the Patent Rights in the Licensed Field and Licensed Territory by a third party and of any available evidence of the alleged infringement.

8.2 Licensee may, but is not obligated to, prosecute at its own expense any alleged infringement of the Patent Rights in the Licensed Field and Licensed Territory, and during the term of this Agreement, it shall have the first right to do so. UFRF will not prosecute or take any other enforcement-related steps with respect to any such infringements of the Patent Rights except as is provided in Section 8.3. If Licensee prosecutes any infringement, UFRF agrees that Licensee may include UFRF as a party plaintiff in any infringement suit without expense to UFRF. Licensee shall apply any recovery of damages first in satisfaction of any unreimbursed expenses and legal fees of Licensee relating to the suit and enforcement-related steps related to or preparatory for such suit, and next toward reimbursement of UFRF for any legal fees and unreimbursed expenses born by UFRF pursuant to Section 8.5 or otherwise at Licensee’s request. If there is any remaining recovery of damages (the “Balance”), Licensee will pay UFRF a portion thereof, determined according to Table 4.7(b) as if the Balance were fees or payments in consideration for rights granted under a Sublicense entered into at the date the final, non-appealable judgment was entered (or appeals

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thereof were exhausted) in connection with such action. Licensee may not enter any settlement, consent judgment, or other voluntary final disposition of the suit without the prior, written consent of UFRF, which consent UFRF may not unreasonably withhold. Licensee shall indemnify UFRF against any order for costs that may be made against UFRF in the proceedings.

8.3 If within [*] after notice by either Party to the other of alleged infringement in the Licensed Field and Licensed Territory, or such earlier time as is necessary to preserve UFRF’s rights, Licensee is unsuccessful in persuading the alleged infringer to desist, has not brought an infringement action against the alleged infringer (unless, and only so long as, Licensee has, as part of its enforcement strategy, reasonable grounds supporting a delay by Licensee in bringing such action against a particular alleged infringer or infringers, and Licensee so notifies UFRF and provided UFRF’s rights against such infringer are preserved), or notifies UFRF of its intention not to bring suit against the alleged infringer, then, and in those events only, UFRF may but is not obligated to prosecute at its own expense such alleged infringement of the Patent Rights. UFRF may use the name of Licensee as party plaintiff in the infringement action without expense to Licensee. If UFRF undertakes the enforcement of the Patent Rights by litigation, UFRF shall apply any recovery of damages first in satisfaction of any unreimbursed expenses and legal fees of UFRF relating to the suit and next toward reimbursement of Licensee for any legal fees and unreimbursed expenses born by Licensee at UFRF’s request. UFRF will keep any remaining balance.

8.4 If a declaratory judgment action is brought against UFRF or Licensee by a third party alleging invalidity, unpatentability, or unenforceability of any of the Patent Rights, and either

(i) such action is brought as part of or in connection with any prosecution of an alleged infringement or any other enforcement-related steps of Licensee pursuant to Section 8.2; or

(ii) Licensee is then the sole licensee of the Patent Rights,

then Licensee shall within [*] after commencement of the action take over the sole defense of the action at its own expense, subject to Sections 8.5 and 8.6.

8.5 If Licensee undertakes the enforcement or defense of the Patent Rights by litigation, UFRF may voluntarily join the litigation, represented by its own counsel at its own expense. Licensee shall apply any recovery of damages first in satisfaction of any unreimbursed expenses and legal fees of Licensee relating to the suit and next toward reimbursement of UFRF for any legal fees and unreimbursed expenses. Licensee and UFRF shall divide the balance remaining from any recovery as set forth in Section 8.2.

8.6 In any suit in which either party is involved to enforce or defend the Patent Rights pursuant to this Agreement, the other party shall, at the request and expense of the party initiating the suit, cooperate in all respects and, to the extent possible, have its employees testify when requested and make available relevant records, papers, information, samples, specimens, and the like.

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8.7 If Licensee brings a Patent Challenge against UFRF, unless UFRF terminates this Agreement pursuant to Section 9.4, Licensee shall continue to pay royalties and make other payments pursuant to this Agreement with respect to such claim(s) as if the contest were not underway until the claim(s) are adjudicated invalid or unenforceable by a court of last resort.

Section 9 Term and Termination

9.1 The term of this Agreement begins on the Effective Date and continues until it expires by its terms or is terminated as set forth below.

9.2 Licensee may terminate this Agreement at any time by giving at least [*] prior written notice to UFRF. Licensee shall include a statement of the reasons for termination in the notice.

9.3 UFRF may terminate this Agreement by giving Licensee at least [*] written notice if Licensee:

(a) is delinquent on any report, payment or required documents as specified in any section of this Agreement;

(b) is in breach of Section 3.1(c);

(c) is in breach of any provision of this Agreement;

(d) provides any false report;

(e) goes into bankruptcy, liquidation or proposes having a receiver control any of its assets;

(f) violates any laws or regulations applicable to development or commercialization of Licensed Products;

(g) ceases to carry on its business pertaining to Patent Rights; or

(h) ceases for more than two (2) consecutive calendar quarters to make payments of earned royalties under Sections 4.4 or 4.7 once begun.

Termination under this Section 9.3 takes effect [*] after written notice by UFRF, unless Licensee remedies the problem in that [*] period, and provided, however, that if Licensee disputes in good faith that the claimed breach exists, such [*] period will not start to run until such dispute has been resolved in accordance with Section 11.

9.4 If Licensee or any of its Affiliates brings a Patent Challenge against UFRF or actively assists others in bringing or maintaining a Patent Challenge against UFRF (except as required under a court order or subpoena), then UFRF may immediately terminate this Agreement. If a Sublicensee brings a Patent Challenge or actively assists another party in bringing or

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maintaining a Patent Challenge (except as required under a court order or subpoena), then UFRF may send a written demand to Licensee to terminate the Sublicense. If Licensee fails to terminate the Sublicense within [*] after UFRF duly makes such a demand, UFRF may immediately terminate this Agreement.

9.5 Termination of this Agreement for any reason does not release either party from any obligation that matured prior to the effective date of termination. Licensee remains obligated to provide an accounting for and to pay royalties earned. Licensee may prorate any minimum royalties that are due as of the date of termination by the number of days elapsed in the applicable calendar year. Licensee and its Sublicensees may, however, during the [*] after the effective date of termination, sell all Licensed Products that are in inventory and complete and sell Licensed Products that are in the process of manufacture , provided that Licensee provides an accounting for and pays all earned royalties and other payments that are due under the terms of the Agreement.

9.6 Upon expiration or termination of the Agreement for any reason, the following sections of the License Agreement remain in force as non-cancelable obligations:

•	Section 6 Record Keeping; Accounting

•	Section 9.5 Effect of Termination

•	Section 12 Indemnification; Insurance

•	Section 13 Use of Names

•	Section 14 Miscellaneous

•	Section 17 Confidentiality

9.7 Licensee shall deliver to UFRF, within [*] after the date of termination of this Agreement, complete and un-redacted copies of all documentation prepared for or submitted for all regulatory approvals of Licensed Products.

Section 10 Assignability

10.1 This Agreement may not be transferred or assigned by Licensee except with the prior written consent of UFRF, not to be unreasonably withheld. Notwithstanding the foregoing, written notice shall be provided but no such consent shall be required in the event of any transfer or assignment by operation of law in connection with a merger or reorganization or consolidation of Licensee or a sale of all or substantially all of the assets of Licensee. Any attempted assignment in contravention of this Section 10.1 is void.

10.2 The new assignee shall assume all responsibilities under this Agreement and agree in writing to UFRF to be bound by this Agreement.

Section 11 Dispute Resolution

11.1 Mandatory Procedures. Before either party intends to file a lawsuit against the other with respect to any matter in connection with this Agreement, except with regard to any payments made or due under this Agreement, it shall first comply with the procedures set forth in this Section 11, other than for injunctive relief to enforce the provisions of this Section 11.

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(a) When a party intends to invoke the procedures set forth in this Section 11, it shall provide written notice to the other party. Within [*] after the date of that notice, senior representatives of the parties shall engage in good faith negotiations at a mutually convenient location to resolve the dispute. In the case of UFRF, that representative is the Director of Technology Licensing. In the case of Licensee, that representative is the VP of Corporate Development.

(b) If the parties fail to meet within the time period set forth in Section 11(a) or if either party subsequently determines that negotiations between the representatives of the parties are at an impasse, the party declaring that the negotiations are at an impasse shall give notice to the other party stating with particularity the issues that remain in dispute.

(c) Not more than [*] after the notice of issues under Section 11(b), the President of UFRF and the Chief Executive Officer of the Licensee shall meet and engage in good faith negotiations at a mutually convenient location to resolve the dispute.

11.2 Failure to Resolve Dispute. If (a) any issue is not resolved at the meeting of the President and Chief Executive Officer within [*] after they first meet or (b) there is a dispute regarding payments made or due under this Agreement, either party may file appropriate administrative or judicial proceedings with respect to the issue in dispute. The parties agree to consider in good faith any proposals to address issues through alternative dispute resolution.

Section 12 Indemnification; Insurance

12.1 Licensee and Sublicensee(s) shall, at all times during the term of this Agreement and thereafter, indemnify, defend and hold UFRF, the Florida Board of Governors, the University of Florida Board of Trustees, the University of Florida, and each of their directors, trustees, officers, employees, and agents, the Investigator, and the inventors of the Patent Rights, regardless of whether the inventors are employed by the University of Florida at the time of the claim, harmless against all claims and liabilities, including legal expenses and reasonable attorneys’ fees, arising from a third party claim, arising out of the death of or injury to any person or persons or out of any damage to property and against any other third party claim, proceeding, demand, expense and liability resulting from the development, production, manufacture, sale, use, lease, consumption, marketing, or advertisement of Licensed Products; except to the extent such claims result from the gross negligence, willful misconduct or breach of applicable law by any indemnitee. UFRF shall give Licensee prompt notice of any such claim. Notwithstanding the above, UFRF at all times reserves the right to retain counsel of its own to defend the interests of UFRF, the Florida Board of Governors, the University of Florida Board of Trustees, the University of Florida, and the inventor(s). UFRF shall give Licensee prompt notice of any such claim.

12.2 Licensee warrants that it now maintains and will continue to maintain liability insurance coverage appropriate to the risk involved in developing, producing, manufacturing, conducting clinical trials for, selling, marketing, using, leasing, consuming, or advertising the products and processes that are subject to this Agreement and that the insurance coverage lists UFRF, the Florida Board of Governors, the University of Florida Board of Trustees, the University

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of Florida, the Investigator, and the inventors of the Patent Rights as additional insureds. Within [*] after the execution of this Agreement and thereafter annually between January 1 and January 31 of each year, Licensee will present evidence to UFRF that the coverage is being maintained. In addition, Licensee shall provide UFRF with at least [*] prior written notice of any change in or cancellation of the insurance coverage.

Section 13 Use of Names

Licensee and its Sublicensee(s) may not use the names or logos of UFRF or the University of Florida, nor of any of either institution’s employees, agents, or affiliates, nor the name of any inventor of Patent Rights or Know-How, nor any adaptation of those names, in any promotional, advertising or marketing materials or any other form of publicity, or to suggest any endorsement by these entities or individuals, without the prior written approval of UFRF in each case.

Section 14 Miscellaneous

14.1 Governing Law. This Agreement shall be governed and construed in accordance with the internal laws of the State of Florida without regard to its conflict of laws provisions, and venue for all claims or other causes of action arising out of this Agreement is Gainesville, Florida.

14.2 Independent Contractors. The parties are independent contractors and not joint venturers or partners.

14.3 Integration. This Agreement constitutes the full understanding between the parties with reference to its subject matter, and no statements or agreements by the parties, whether oral or in writing, may modify the terms of this Agreement. Neither party may claim any amendment, modification, or release from any provisions of this Agreement, unless the mutual agreement is in writing and signed by both parties.

14.4 No Security Interest. Licensee may not encumber or otherwise grant a security interest in any of the rights granted under this Agreement to any third party.

14.5 Laws and Regulations. Licensee shall comply with all local, state, federal, and international laws and regulations that are applicable to the development, manufacture, use, and sale of Licensed Products, including:

(a) Licensee acknowledges that it is subject to and agrees to abide by United States laws and regulations (including the Export Administration Act of 1979 and Arms Export Control Act) controlling the export of technical data, computer software, laboratory prototypes, biological material, and other commodities. The transfer of those items may require a license from the cognizant agency of the United States Government or written assurances by Licensee that it will not export items to certain foreign countries or persons without prior approval by that agency. UFRF neither represents that a license is or is not required nor that, if required, it will be issued.

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(b) Licensee shall obtain all necessary approvals from the United States Food & Drug Administration, Environmental Protection Agency, Department of Agriculture and any similar governmental authorities of foreign jurisdictions in which Licensee intends to make, use, or sell Licensed Products or perform licensed processes.

14.6 Force Majeure. Neither party is responsible for default, delay, or failure to perform, if such default, delay or failure to perform is due to causes beyond the party’s reasonable control, including, but not limited to, strikes, lockouts, inactions of governmental authorities, war, fire, hurricane or other natural disaster, provided that the nonperforming party uses commercially reasonable efforts to avoid or remove those causes of nonperformance and continues performance under this Agreement with reasonable dispatch when the causes are removed. In the event of a default, delay or failure to perform described in this Section 14.6, any date or times by which either party is scheduled to perform is extended automatically for a time equal to the time lost by reason of the excused default, delay or failure to perform.

14.7 Severability. If any provision of this Agreement shall be held invalid, illegal or unenforceable, such provision shall be enforced to the maximum extent permitted by law and the parties’ fundamental intentions hereunder, and the remaining provisions shall not be affected or impaired.

Section 15 Notices

The parties shall provide any notice required to be given pursuant to this Agreement in writing to the addresses listed in this Section 15. Notice is effective on the day it is delivered personally with written receipt from an authorized signatory, on the second day after the day on which the notice has been delivered for next day delivery prepaid to a nationally recognized courier service, on the fifth business day following deposit in the United States mail if sent certified or registered mail, (return receipt acknowledgement is not required to certify delivery).

If to UFRF:

President

University of Florida Research Foundation, Incorporated

223 Grinter Hall University of Florida

P. O. Box 115500

Gainesville, FL 32611-5500

with a copy to:

Office of Technology Licensing University of Florida

Attn: Director (Rm. 112)

747 SW 2nd Avenue

Post Office Box 115575

Gainesville, Florida 32611-5575

If to Licensee: Attn: CEO Audentes Therapeutics, Inc. 101 Montgomery St, Suite 2650 San Francisco, CA 94104 with a copy to:

Section 16 United States Government Interests

The United States Government has funded Grant Nos. [*] and [*] during the course of or under which certain of the inventions of the Patent Rights were conceived or reduced to practice. The United States Government is entitled under the provisions of 35 U.S.C. §202-212 and applicable regulations to a non-exclusive, nontransferable, irrevocable, paid-up license to practice or have practiced those inventions for or on behalf of the United States throughout the world. Any license granted to Licensee in this Agreement is subject to that license. If any invention claimed in the Patent Rights was funded by the United States Government, Licensee agrees that Licensed Products that are used or sold in the United States will be manufactured substantially in the United States.

Section 17 Confidentiality

(a) Unless required by Florida Law, the parties (a) may only use each other’s Confidential Information (as defined below) as necessary to perform the obligations or exercise the rights set forth in this Agreement (b) may not disclose the other’s Confidential Information to any third party, and (c) shall protect each other’s Confidential Information with the same degree of care that they exercise with their own Confidential Information but in no event less than a reasonable degree of care. For the purposes of this Agreement, “Confidential Information” means the terms of this Agreement and information disclosed by one party to the other that is marked “confidential” by the disclosing party or that is confirmed in writing within [*] after verbal disclosure. Confidential Information does not include information that (i) is publicly known ; (ii) is already known or independently developed without use of the Confidential Information as shown by written records; (iii) is disclosed by a third party having no known obligation of confidentiality with respect to the Confidential Information; or (iv) is required to be disclosed to comply with applicable laws or regulations or with a court or administrative order. These confidentiality obligations remain effective for [*] after disclosure of the Confidential Information. The parties acknowledge and agree that the Vector Plasmid’s sequence is publicly known and therefore not protected under this Section 17.

(b) Each recipient may use or disclose Confidential Information disclosed to it by the other Party or the terms of this Agreement to the extent such use or disclosure is reasonably necessary in: (i) prosecuting or defending, or complying with discovery requests in, legal or administrative actions, provided that recipient shall provide the other Party with prompt notice of such requirement, so that the other Party can file a motion for a protective order or otherwise seek whatever legal relief it deems desirable or appropriate to protect its interest in the Confidential Information, (ii) complying with any applicable law, order, rule or regulation of any court or governmental body or regulatory agency or otherwise submitting information to tax or other governmental authorities, and (iii) filings under applicable securities laws or regulations or per the rules of any securities exchange or similar organization.

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(c) Each recipient may use or disclose Confidential Information disclosed to it by the other Party or the terms of this Agreement (i) to potential and actual sublicensees, acquirers, investors, underwriters and lenders, subject to reasonable non-use and non-disclosure requirements and (ii) to its and its Affiliates’ respective employees, directors, contractors, legal advisors, accountants, and financial advisors, in each case provided such individuals are subject to reasonable non-use and non-disclosure requirements no less stringent than those the recipient takes to protect its own confidential and/or proprietary material of a similar nature.

Section 18 University Rules and Regulations

Licensee understands and agrees that University of Florida personnel who are engaged by Licensee, whether as consultants, employees, or otherwise or who possess a material financial interest in Licensee are subject to the University of Florida’s rules regarding outside activities and financial interests set forth in University of Florida Regulation 1.011, the University of Florida’s Intellectual Property Policy, and an associated monitoring plan which addresses conflicts of interests . Any term of an agreement between Licensee and University of Florida personnel which seeks to vary or override the personnel’s obligations to the University of Florida may not be enforced without the express written consent of an individual authorized to vary or waive such obligations on behalf of the University of Florida Board of Trustees and UFRF. Furthermore, should an interest of Licensee conflict with the interests of the University of Florida, University of Florida personnel are obligated to resolve those conflicts according to the rules, guidelines, and policies of the University of Florida.

Section 19 Contract Formation and Authority

19.1 The submission of this Agreement is not an offer, and this document is effective and binding only upon the execution by duly authorized representatives of both Licensee and UFRF. Copies of this Agreement that have not been executed and delivered by both UFRF and Licensee do not evidence an agreement between the parties. UFRF may terminate this Agreement without the requirement of any notice to Licensee, if UFRF does not receive the License Issue Fee, as applicable, within [*] of the Effective Date.

19.2 UFRF and Licensee hereby warrant and represent that the persons signing this Agreement have authority to execute this Agreement on behalf of the party for whom they have signed.

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The parties have duly executed this Agreement on the dates indicated below.

UNIVERSITY OF FLORIDA RESEARCH FOUNDATION, INCORPORATED	Audentes Therapeutics, Inc.

/s/ David L. Day	By:	/s/ Matthew R. Patterson
David L. Day Director of Technology Licensing		Matthew R. Patterson President and Chief Executive Officer

Date: 8/4, 2015	Date:	8/4, 2015

Appendix A – Patent Rights and Know-How

Patent Rights

[*]

[*]

[*]

Know-How

[*]
Type of Know-How
[*]	[*]
[*]	[*]

Information related to development of AAV technology for Pompe disease. The below table includes published materials or already available study reports.

[*]

Further information related to development of AAV technology for Pompe disease.

[*]

Materials, records, and assay results required for manufacture of AAV for Pompe, as well as the vector construct itself, controlled by UFL, as follows:

[*]

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Appendix B—Development Plan

[*]

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Appendix C Development Report

[*]

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Appendix D—UFRF Royalty Report

[*]

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Appendix E – Milestones

Event	Date
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]

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